Exhibit 99.1

The Hanover Reports Second Quarter Net Income and
Operating Income (1) of $1.83 and $1.69 per Diluted Share, Respectively;
Combined Ratio of 95.6%, including Catastrophe Impact of 4.8 points;
Operating Return on Equity (2) of 10.6%

WORCESTER, Mass., August 2, 2017- The Hanover Insurance Group, Inc. (NYSE: THG) today reported net income of $78.4 million, or $1.83 per diluted share, for the second quarter of 2017, compared to net income of $2.0 million, or $0.05 per diluted share, in the prior-year quarter, which included a non-operating charge of $56.0 million, net of tax, on the retirement of debt.  Operating income was $72.3 million, or $1.69 per diluted share, for the second quarter of 2017, compared to $54.0 million, or $1.24 per diluted share, in the prior-year quarter.

Second Quarter Highlights
•	Combined ratio, excluding catastrophes (3), of 90.8%, an improvement of 2.0 points over the prior-year quarter
•	Catastrophe losses of $57.1 million before taxes, or 4.8% of earned premiums, primarily in Commercial Lines
•	Net premiums written of $1.3 billion; up 4.4%, driven primarily by growth in Personal Lines
•	Continued price increases in Commercial and Personal Lines
•	Net investment income of $72.3 million, up 4.6% compared to the prior-year quarter
•	Book value per share of $70.18, up 2.5% from the first quarter of 2017; book value per share, excluding net unrealized gains on investments (4), of $64.87, up 2.0%
•	Repurchased approximately 275,000 shares of common stock for $23.4 million
•	Initiated expense actions to generate annualized pre-tax savings of approximately $50 million to accelerate strategic expense leverage initiative and to reinvest in the business
	Three months ended		Six months ended
	June 30		June 30
($ in millions, except per share data)	2017	2016	2017	2016
Net premiums written	$ 1,275.7	$ 1,221.6	$ 2,462.5	$ 2,365.9
Operating income	72.3	54.0	113.1	125.5
per diluted share	1.69	1.24	2.64	2.89
Net income	78.4	2.0	123.6	80.2
per diluted share	1.83	0.05	2.88	1.84
Net investment income	72.3	69.1	143.4	137.4
Book value per share	$ 70.18	$ 70.58	$ 70.18	$ 70.58
Ending shares outstanding	42.4	42.7	42.4	42.7
Combined ratio	95.6%	97.3%	97.5%	96.2%
Prior year development ratio	(1.3)%	1.3%	(0.7)%	0.2%
Catastrophe ratio	4.8%	4.5%	6.0%	3.6%
Combined ratio, excluding catastrophes(3)	90.8%	92.8%	91.5%	92.6%
Current accident year combined ratio, excluding catastrophes(5)	92.1%	91.5%	92.2%	92.4%

(1) See information about this and other footnotes throughout this press release on the final page of this document.

“We are very pleased with our performance in the quarter,” said Joseph M. Zubretsky, president and chief executive officer at The Hanover. “Our results continue to be in line with our long-term strategic plan. We delivered a 95.6% combined ratio, mid-single digit growth in most of our segments, and a solid 10.6 percent operating return on equity. We continued to demonstrate excellent underwriting discipline, while leveraging our deep agency relationships, growing our market share with our partners and delivering solid top-line growth.”

“We also advanced our Hanover 2021 strategy in the quarter,” Zubretsky said, “We realigned our leadership team, expanded Chaucer’s capabilities globally, and accelerated our margin expansion strategy through announced cost actions. These initiatives are critical to our success. They sharpen our organizational focus, broaden our business capabilities, and create financial flexibility that enables us to reinvest in our business and increase shareholder returns.”

“Our combined ratio of 95.6% in the quarter was a notable improvement over the prior-year quarter, on comparable catastrophe losses,” said Jeffrey M. Farber, executive vice president and chief financial officer. “All our businesses produced solid results in both current and prior-year loss performance. We are also pleased with top-line growth, which is coming from segments in which we achieved price adequacy and strong profitability, particularly Small Commercial and Personal Lines.  Book value per share was up 2.5% in the quarter, as we remained focused on delivering shareholder value.”

Second Quarter Operating Highlights

Commercial Lines

Commercial Lines operating income before taxes was $43.2 million, compared to $44.0 million in the second quarter of 2016.  The Commercial Lines combined ratio was 99.4%, compared to 98.9% in the prior-year quarter.  Catastrophe losses were $42.6 million, or 7.2 points of the combined ratio, compared to $25.9 million, or 4.5 points, in the prior-year quarter.  Second quarter 2017 results included no impact from prior-year loss reserve development, compared to net unfavorable prior-year loss reserve development of $22.1 million, or 3.8 points, in the second quarter of 2016.

Commercial Lines current accident year combined ratio, excluding catastrophe losses(5), increased by 1.6  points to 92.2%, compared to 90.6% in the prior-year quarter.  The increase was primarily due to large loss activity and related ratio impact of reinstatement premiums, in particular due to one large fire loss in the inland marine line within Other Commercial.  The expense ratio improved by 0.7 points in the second quarter of 2017.  This improvement was driven by growth leverage and operating efficiencies.

Net premiums written were $591.6 million in the quarter, up 2.0% from the prior-year quarter and 3.4% excluding the adverse impact of the aforementioned reinstatement premiums.  The increase in net premiums written was driven by continued pricing increases and strong retention. Core commercial(6) business pricing increases averaged 3.7% for the second quarter.

The following table summarizes premiums and the components of the combined ratio for Commercial Lines:

	Three months ended		Six months ended
	June 30		June 30
($ in millions)	2017	2016	2017	2016
Net premiums written	$ 591.6	$ 579.9	$ 1,216.9	$ 1,184.2
Net premiums earned	591.2	574.7	1,179.5	1,146.1
Operating income before taxes	43.2	44.0	80.6	86.7
Loss and LAE ratio	64.0%	62.8%	63.9%	62.8%
Expense ratio(7)	35.4%	36.1%	35.9%	36.2%
Combined ratio	99.4%	98.9%	99.8%	99.0%
Prior year development ratio	-	3.8%	-	3.7%
Catastrophe ratio	7.2%	4.5%	6.7%	3.9%
Combined ratio, excluding catastrophes(3)	92.2%	94.4%	93.1%	95.1%
Current accident year combined ratio, excluding catastrophes(5)	92.2%	90.6%	93.1%	91.4%

Personal Lines

Personal Lines operating income before taxes was $47.9 million in the quarter, in line with $47.4 million in the second quarter of 2016.  The Personal Lines combined ratio was 91.8%, compared to 91.3% in the prior-year quarter.  Catastrophe losses were $13.3 million, or 3.4 points of the combined ratio, compared to $11.2 million, or 3.1 points, in the prior-year quarter.  Second quarter 2017 results included no impact from prior-year loss reserve development, compared to net unfavorable prior-year reserve development of $0.9 million, or 0.2 points, in the second quarter of 2016.

Personal Lines current accident year combined ratio, excluding catastrophe losses(5), was 88.4%, compared to 88.0% in the prior-year quarter, driven by a higher expense ratio.  This was due to a one-time premium tax benefit in the second quarter of 2016.

Net premiums written were $430.5 million in the quarter, up 8.9% from the prior-year quarter, due to higher renewal premium driven by rate increases and improved retention, as well as new business growth.  Personal Lines average rate increases in the second quarter of 2017 were approximately 4.1%.

The following table summarizes premiums and the components of the combined ratio in Personal Lines:

	Three months ended		Six months ended
	June 30		June 30
($ in millions)	2017	2016	2017	2016
Net premiums written	$ 430.5	$ 395.3	$ 792.6	$ 732.3
Net premiums earned	391.3	364.7	773.1	723.3
Operating income before taxes	47.9	47.4	57.8	94.5
Loss and LAE ratio	63.6%	64.0%	68.2%	63.6%
Expense ratio(7)	28.2%	27.3%	28.5%	27.7%
Combined ratio	91.8%	91.3%	96.7%	91.3%
Prior year development ratio	-	0.2%	-	-
Catastrophe ratio	3.4%	3.1%	6.9%	3.2%
Combined ratio, excluding catastrophes(3)	88.4%	88.2%	89.8%	88.1%
Current accident year combined ratio, excluding catastrophes(5)	88.4%	88.0%	89.8%	88.1%

Chaucer

Chaucer’s operating income before taxes was $29.7 million in the quarter, compared to $5.5 million in the second quarter of 2016.  Chaucer’s combined ratio was 91.0%, compared to 103.2% in the prior-year quarter.  Catastrophe losses were $1.2 million, or 0.6 points of the combined ratio, in the second quarter of 2017, compared to $13.9 million, or 6.7 points, in the prior-year quarter. Second quarter 2017 results also reflected net favorable prior-year reserve development of $15.6 million, or 7.9 points of the combined ratio, compared to $8.3 million, or 4.0 points, in the second quarter of 2016.

Chaucer’s current accident year combined ratio, excluding catastrophe losses(5), was 98.3% in the second quarter of 2017, compared to 100.5% in the prior-year quarter, driven by a lower loss ratio, partially offset by a higher expense ratio.  The current quarter accident year loss ratio, excluding catastrophe losses, improved by 6.6 points, benefiting from a favorable comparison to a higher than usual impact of large losses in the second quarter of 2016. The expense ratio increased by 4.4 points in the second quarter of 2017, due primarily to foreign exchange movements in overseas deposits.

Net premiums written were $253.6 million in the quarter, up 2.9% from the prior-year quarter, driven by growth in the treaty line, partially offset by a negative impact of foreign exchange movements.

The following table summarizes premiums and the components of the combined ratio in the Chaucer segment:

	Three months ended		Six months ended
	June 30		June 30
($ in millions)	2017	2016	2017	2016
Net premiums written	$ 253.6	$ 246.4	$ 453.0	$ 449.4
Net premiums earned	198.7	206.1	409.9	427.4
Operating income before taxes	29.7	5.5	54.6	39.2
Loss and LAE ratio	49.0%	65.6%	51.2%	58.0%
Expense ratio(7)	42.0%	37.6%	41.0%	38.3%
Combined ratio	91.0%	103.2%	92.2%	96.3%
Prior year development ratio	(7.9)%	(4.0)%	(4.4)%	(8.9)%
Catastrophe ratio	0.6%	6.7%	2.1%	3.4%
Combined ratio, excluding catastrophes(3)	90.4%	96.5%	90.1%	92.9%
Current accident year combined ratio, excluding catastrophes(5)	98.3%	100.5%	94.5%	101.8%

Expense Management

The company initiated expense actions to eliminate approximately 160 positions, which is expected to contribute to annualized pre-tax expense savings of approximately $30 million in personnel-related costs. Additionally, it also expects to generate pre-tax annualized savings of approximately $20 million as a result of non-personnel cost reductions.  These actions are expected to accelerate the company’s strategic expense leverage initiative and to provide opportunity to make strategic business investments. The company expects to realize a non-operating charge of approximately $10 million in 2017, with $1.8 million recognized in the second quarter.

Investments

Net investment income was $72.3 million for the second quarter of 2017, compared to $69.1 million in the prior-year quarter.  The increase was due primarily to investing higher operating cash flows, and additional income from private equity partnerships and commercial mortgage loan participations. The average pre-tax earned yield on fixed maturities was 3.37% and 3.56% for the second quarters of 2017 and 2016, respectively. Total pre-tax earned yield was 3.35% and 3.39% for the second quarters of 2017 and 2016, respectively.

Net realized investment gains were $5.9 million in the second quarter of 2017, including $1.8 million of impairment charges. In the second quarter of 2016, net realized investment losses were $0.7 million, including $5.0 million of impairment charges.

The company held $9.0 billion in cash and invested assets on June 30, 2017.  Fixed maturities and cash represented 87% of the investment portfolio.  Approximately 95% of the company’s fixed maturity portfolio is rated investment grade.  Net unrealized investment gains increased $36.6 million during the second quarter of 2017, to $256.2 million at June 30, 2017, from $219.6 million at March 31, 2017.  During the first six months of 2017, net unrealized investment gains increased $70.1 million.  The change in net unrealized investment gains for the quarter and the year resulted from the change in prevailing interest rates, credit spreads and equity markets.

Capitalization, Shareholders’ Equity and Other Items

Book value per share of $70.18, up 2.5% from the first quarter of 2017; book value per share excluding net unrealized gains on investments (4) of $64.87, up 2.0%, both primarily driven by earnings accretion.

During the quarter, the company repurchased approximately 275,000 shares of common stock for $23.4 million.

Earnings Conference Call

The Hanover will host a conference call to discuss its second quarter results on Thursday, August 3, at 10:00 a.m. Eastern Time.  A PowerPoint slide presentation will accompany the prepared remarks and has been posted on The Hanover website.  Interested investors and others can listen to the call and access the presentation through The Hanover's website, located at www.hanover.com, in the “Investors” section. Investors may access the conference call by dialing 1-888-895-5271 in the U.S. and 1-847-619-6547 internationally. The conference code is 45260831. Web-cast participants should go to the website 15 minutes early to register, download, and install any necessary audio software.  A re-broadcast of the conference call will be available on this website approximately two hours after the call.

Financial Supplement

The Hanover's second quarter earnings news release and financial supplement are available in the “Investors” section of the company’s website at www.hanover.com.

The Hanover Insurance Group, Inc.
Condensed Consolidated Balance Sheet
	June 30	December 31
($ in millions)	2017	2016
Assets
Total investments	$8,719.5	$8,449.5
Cash and cash equivalents	317.8	282.6
Premiums and accounts receivable, net	1,599.4	1,438.1
Reinsurance recoverable on paid and unpaid losses and unearned premiums	2,701.1	2,611.8
Other assets	1,454.9	1,438.4
Total assets	$14,792.7	$14,220.4
Liabilities
Loss and loss adjustment expense reserves	$7,162.4	$6,949.4
Unearned premiums	2,776.0	2,561.0
Debt	786.7	786.4
Other liabilities	1,095.1	1,066.1
Total liabilities	11,820.2	11,362.9
Total shareholders’ equity	2,972.5	2,857.5
Total liabilities and shareholders’ equity	$14,792.7	$14,220.4

The Hanover Insurance Group, Inc.
Condensed Consolidated Income Statement	Three months ended		Six months ended
	June 30		June 30
($ in millions)	2017	2016	2017	2016
Revenues
Premiums earned	$1,181.2	$1,145.5	$2,362.5	$2,296.8
Net investment income	72.3	69.1	143.4	137.4
Total net realized investment gains (losses)	5.9	(0.7)	7.8	0.8
Fees and other income	6.7	8.1	13.3	14.6
Total revenues	1,266.1	1,222.0	2,527.0	2,449.6
Losses and expenses
Losses and loss adjustment expenses	725.0	729.7	1,491.5	1,429.3
Amortization of deferred acquisition costs	264.6	254.4	531.0	513.5
Interest expense	12.2	15.6	24.2	30.3
Gain on disposal of U.K. motor business	-	(0.4)	-	(1.2)
Net loss from repayment of debt	-	86.1	-	86.1
Other operating expenses	153.3	143.7	310.3	290.6
Total losses and expenses	1,155.1	1,229.1	2,357.0	2,348.6
Income (loss) from continuing operations before income taxes	111.0	(7.1)	170.0	101.0
Income tax expense (benefit)	32.6	(9.0)	46.4	21.0
Income from continuing operations	78.4	1.9	123.6	80.0
Discontinued operations	-	0.1	-	0.2
Net income	$78.4	$2.0	$123.6	$80.2

The following is a reconciliation from operating income to net income(8):

The Hanover Insurance Group, Inc.
	Three Months ended June 30				Six Months ended June 30
	2017		2016		2017		2016
($ In millions, except per share data)	$ Amount	Per Share Diluted	$ Amount	Per Share Diluted	$ Amount	Per Share Diluted	$ Amount	Per Share Diluted
Operating income (loss)
Commercial Lines	$43.2		$44.0		$80.6		$86.7
Personal Lines	47.9		47.4		57.8		94.5
Chaucer	29.7		5.5		54.6		39.2
Other	(1.9)		(2.2)		(5.0)		(5.3)
Total	118.9		94.7		188.0		215.1
Interest expense	(12.2)		(15.6)		(24.2)		(30.3)
Operating income before income taxes	106.7	$2.49	79.1	$1.82	163.8	$3.82	184.8	$4.25
Income tax expense on operating income	(34.4)	(0.80)	(25.1)	(0.58)	(50.7)	(1.18)	(59.3)	(1.36)
Operating income after income taxes	72.3	1.69	54.0	1.24	113.1	2.64	125.5	2.89
Other non-operating items:
Net realized investment gains (losses)	5.9	0.14	(0.7)	(0.02)	7.8	0.18	0.8	0.02
Loss from repurchase of debt	-	-	(86.1)	(1.98)	-	-	(86.1)	(1.98)
Other	(1.6)	(0.04)	0.6	0.01	(1.6)	(0.04)	1.5	0.02
Income tax benefit on non-operating items	1.8	0.04	34.1	0.79	4.3	0.10	38.3	0.89
Income from continuing operations, net of taxes	78.4	1.83	1.9	0.04	123.6	2.88	80.0	1.84
Discontinued operations, net of taxes	-	-	0.1	0.01	-	-	0.2	-
Net income	$78.4	$1.83	$2.0	$0.05	$123.6	$2.88	$80.2	$1.84
Weighted average shares outstanding		42.8		43.4		42.9		43.5

Forward-Looking Statements and Non-GAAP Financial Measures

Forward-looking statements

Certain statements in this release or in the above-referenced conference call may be forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Use of the words "believes," "anticipates," "expects," “projections,” “forecast”, “outlook,” “should,” “could,” “confident,” “plan,” “guidance,” “on track to” and similar expressions is intended to identify forward-looking statements.  The company cautions investors that any such forward-looking statements are estimates or projections that involve significant judgment and that neither historical results and trends nor forward-looking statements are guarantees or necessarily indicative of future performance.  Actual results could differ materially.

In particular, “forward-looking statements“ include statements in this press release or in such conference call regarding our ability to deliver on “Hanover 2021” goals and objectives, including maintaining margins, while growing premiums and producing double-digit return on equity; ability to grow profitably within our existing distribution plant; confidence in the ability to drive rate and an improved business mix in commercial auto; ability to deliver solid results; the level of conservatism and strength of reserves and the balance sheet, and the adequacy of current and prior-year reserve actions; the relative likelihood of favorable or unfavorable reserve development in domestic lines and expectations for Chaucer reserve development to contribute to earnings; ability to achieve financial goals and generate strong earnings; ability to leverage our agency distribution network to expand shelf space with existing agents and generate growth; pricing compared to long-term loss trends and ability to produce a stable loss ratio; volatility in commercial property lines; Specialty growth opportunities; the execution of the Specialty segment strategy; execution risks and savings benefit of expense reduction opportunities; ability to deliver superior value to shareholders; success of the Inland Marine business; workers’ compensation loss trends, pricing and potential inflationary trends; future trends of commercial multi-peril liability claims; frequency and severity trends in personal and commercial auto; success of technology and service platform investments, and state and product expansion in Personal Lines; ability to be successful in the emerging-affluent market; pricing and retention trends; impact of agency consolidation and increased growth opportunities in small commercial; ability to manage the cyclical nature of Chaucer’s business, risk complexity, and challenging market conditions; ability for Chaucer to create opportunities for high-quality business; future performance of Chaucer’s current and prior-year development and large loss activity; share repurchases; increased income from expected “higher yielding assets;” volatility in unrealized gains; and ability to achieve components of the 2017 guidance, are all forward-looking statements.

Investors should consider the risks and uncertainties in the company’s business that may affect such estimates and future performance, including (i) the inherent difficulties in arriving at such estimates, particularly with respect to current and prior accident year results and loss reserve development or with respect to lines of business which are more volatile, or with respect to which historical losses are less predictive of future losses, or “longer tail” products such as commercial liability, or, with respect to Chaucer, reported premium and the impact of currency fluctuations; (ii) the complexity of estimating losses from large catastrophe events or with respect to emerging issues where circumstances may delay reporting of the existence, nature or extent of losses or where “demand surge,” regulatory assessments, litigation, coverage and technical complexities or other factors may significantly impact the ultimate amount of such losses; (iii) the difficulties of estimating the impact of the current financial, economic and political environment on rates, investment income, foreign exchange rates which affect Chaucer’s business and reported results, the investment portfolio and capital, product demand, losses and competitor actions; (iv) the uncertainties of future rating agency requirements, which could affect the company, as well as the company’s investment portfolio; (v) inherent volatility with respect to certain businesses, as a result of man-made or natural catastrophes or otherwise; (vi) the impact of the evolving regulatory and legal environment, including uncertainties around Brexit; and (vii) the inherent uncertainties of predicting future loss and pricing trends.  Investors are further cautioned to consider the risks and uncertainties in the company’s business that may affect future performance (which includes re-estimations of current or past performance) and that are discussed in the company's annual report, Form 10-K and other documents filed by The Hanover Insurance Group, Inc. (“The Hanover”) with the Securities and Exchange Commission (“SEC”) and which are also available at www.hanover.com under "Investors.” These uncertainties include the possibility of adverse catastrophe experiences (including terrorism) and severe weather; the uncertainty in estimating weather-related losses, and property and casualty losses (particularly with respect to products with longer tails or involving emerging issues and with respect to losses incurred as the result of new lines of business or reinsurance contracts and reinsurance recoverables); litigation and the possibility of adverse judicial decisions, including those which expand policy coverage beyond its intended scope or award “bad faith” or other non-contractual damages; the ability to increase or maintain certain property and casualty insurance rates; the impact of new product introductions and expansion in new geographic areas; the impact of future acquisitions; adverse loss and loss adjustment expense development from prior years and adverse trends in mortality and morbidity and medical costs; changes in frequency and loss trends; the ability to increase renewal rates and new property and casualty policy counts; investment impairments (which may be affected by, among other things, the company’s ability and willingness to hold investment assets until they recover in value) and currency, credit and interest rate risk; the impact of competition and consolidation in the industry and among agents and brokers; the economic environment; adverse state, federal and, with respect to Chaucer, international legislation or regulation or regulatory actions affecting Chaucer or the Society and Corporation of Lloyd’s (including the impact of Brexit); financial ratings actions; operational and technology risks, including the risk of cyber-security breaches; uncertainties in estimating indemnification liabilities recorded in conjunction with obligations undertaken in connection with the sale of various businesses; and uncertainties in general economic conditions (including inflation, particularly in various sectors such as healthcare) and in investment and financial markets, which, among other things, could result in increased impairments of fixed income investments, reductions in market values as the result of increases in interest rates, and the inability to collect from reinsurers and the performance of the discontinued voluntary pools business.

Non-GAAP financial measures

As discussed on page 43 of the Company’s Annual Report for the year ended December 31, 2016, The Hanover uses non-GAAP financial measures as important measures of its operating performance, including operating income, operating income before interest expense and taxes, operating income per share, and measures of operating income and loss ratios excluding catastrophe losses and reserve development. Operating income and operating income per share are non-GAAP measures. They are defined as net income excluding the after-tax impact of net realized investment gains (losses), gains and losses from the repurchases of the company’s debt, other non-operating items, and results from discontinued operations and, in the case of “operating income per share,” divided by the average number of diluted shares of common stock.  The definition of other financial measures and terms can be found in the 2016 Annual Report on pages 77-80.

Net realized investment gains and losses are excluded for purposes of presenting operating income since they are largely determined by interest rates, financial markets and the timing of sales. Operating income also excludes net gains and losses on disposals of businesses, discontinued operations, restructuring costs, the cumulative effect of accounting changes and certain other items such as employee termination costs incurred in connection with the company’s expense initiative, as referenced in this press release. Operating income is the sum of the segment income from:  Commercial Lines, Personal Lines, Chaucer and Other, after interest expense and taxes. Operating income may also be presented as “operating income before taxes”, which is operating income before both interest expense and taxes. The Hanover believes that measures of operating income provide investors with a valuable measure of the performance of the company’s ongoing businesses because they highlight the portion of net income (loss) attributable to the core operations of the business.

The Hanover also provides measures of operating income and loss and combined ratios that exclude the effects of catastrophe losses (catastrophe losses as discussed here and in all other measures include catastrophe loss development).  A catastrophe is a severe loss, resulting from natural and manmade events, including, among others, hurricanes, tornadoes and other windstorms, earthquakes, hail, severe winter weather, fire, explosions, and terrorism. Each catastrophe has unique characteristics.  Catastrophes are not predictable as to timing or loss amount in advance.  The Hanover believes that a discussion of the effect of catastrophes is meaningful for investors to understand the variability of periodic earnings and loss and combined ratios.

Reserve development, which can be favorable or unfavorable, represents changes in the company’s estimate of the costs to resolve claims from prior years.  The company believes that a discussion of loss and combined ratios excluding reserve development is helpful to investors since it provides insight into both its estimate of current accident year results and the accuracy of prior-year estimates. Calendar year loss ratios determined in accordance with GAAP, excluding reserve development, are sometimes referred to as “accident-year loss ratios”.

Income from continuing operations is the most directly comparable GAAP measure for operating income (and operating income before taxes) and measures of operating income that exclude the effects of catastrophe losses or reserve development.  Operating income and measures of operating income that exclude the effects of catastrophe losses or reserve development should not be construed as substitutes for income from continuing operations or net income determined in accordance with GAAP.  A reconciliation of operating income to income from continuing operations and net income for the three and six months ended June 30, 2017 and 2016 is set forth in the table on page 8 of this document and in the Financial Supplement.

Loss and combined ratios calculated in accordance with GAAP are the most directly comparable GAAP measures for loss and combined ratios calculated excluding the effects of catastrophe losses or reserve development.  The presentation of loss and combined ratios calculated excluding the effects of catastrophe losses or reserve development should not be construed as a substitute for loss or combined ratios determined in accordance with GAAP.

Book value per share, excluding net unrealized gains and losses, is also a non-GAAP measure. It is calculated as total shareholders’ equity excluding the after-tax effect of unrealized investment gains and losses, divided by the number of common shares outstanding.

Loss and combined ratios calculated in accordance with GAAP are the most directly comparable GAAP measures for loss and combined ratios calculated excluding the effects of catastrophe losses or reserve development.  The presentation of loss and combined ratios calculated excluding the effects of catastrophe losses or reserve development should not be construed as a substitute for loss or combined ratios determined in accordance with GAAP.

Book value per share, excluding net unrealized gains and losses, is also a non-GAAP measure. It is calculated as total shareholders’ equity excluding the after-tax effect of unrealized investment gains and losses, divided by the number of common shares outstanding.

ABOUT THE HANOVER

The Hanover Insurance Group, Inc. is the holding company for several property and casualty insurance companies, which together constitute one of the largest insurance businesses in the United States. The company provides exceptional insurance solutions in a dynamic world. The Hanover distributes its products through a select group of independent agents and brokers. Together with its agents, The Hanover offers standard and specialized insurance protection for small and mid-sized businesses, as well as for homes, automobiles, and other personal items. Through its international member company, Chaucer, The Hanover also underwrites business at Lloyd's of London in several major insurance and reinsurance classes, including marine, property and energy. For more information, please visit hanover.com.

Contact Information

Investors:	Media:
Oksana Lukasheva	Michael F. Buckley
E-mail: olukasheva@hanover.com	E-mail: mibuckley@hanover.com

1-508-855-2063	1-508-855-3099

Definition of Reported Segments

Continuing operations include four operating segments: Commercial Lines, Personal Lines, Chaucer, and Other.  The Commercial Lines segment offers a suite of products targeted at the small to mid-size business markets, which include commercial multiple peril, commercial automobile, workers’ compensation and other commercial coverages, such as specialty program business, inland marine, management and professional liability and surety. The Personal Lines segment markets automobile, homeowners and ancillary coverages to individuals and families.  The Chaucer reporting segment represents The Hanover's international business written through Lloyd’s of London in several major insurance and reinsurance classes, including marine and aviation, casualty, energy, property, and treaty. The “Other” segment includes Opus Investment Management, Inc., which provides investment management services to institutions, pension funds and other organizations, the operations of the holding company, as well as a block of voluntary pools business in which we have not actively participated since 1995.

Endnotes

(1)

Operating income (loss) and operating income (loss) per diluted share are non-GAAP measures. Operating income before taxes, as referenced in the results of the three business segments, is defined as, with respect to such segment, operating income before taxes and interest expense. These measures are used throughout this document. The reconciliation of operating income and operating income per diluted share to the closest GAAP measures, income from continuing operations and income from continuing operations per diluted share, respectively, is provided on page 8 of this press release.  See the disclosure on the use of this and all other non-GAAP measures under the heading “Forward-Looking Statements and Non-GAAP Financial Measures.”

(2)

Operating Return on Average Equity (“Operating ROE”) is a non-GAAP financial measure. Operating ROE is calculated by dividing operating income after-tax annualized, as defined on end note (1), by average shareholders’ equity, excluding unrealized appreciation (depreciation) on investments, net of tax, for the stated period, as shown below:

	Period Ended
($ In millions)	March 31	June 30
	2017	2017
Total shareholders’ equity	$2,913.5	$2,972.5
Less: net unrealized appreciation (depreciation) on investments, net of tax	205.0	224.8
Total shareholders’ equity, excluding net unrealized appreciation (depreciation) on investments, net of tax	$2,708.5	$2,747.7
Average shareholders’ equity		$2,943.0
Average shareholders’ equity, excluding net unrealized appreciation (depreciation) on investments, net of tax		$2,728.1

Period Ended
June 30
($ In millions, except percentages)	2017
Annualized net income ($78.4 multiplied by 4)	$313.6
Average shareholders’ equity	$2,943.0
Return on equity (GAAP)	10.7%

Period Ended
June 30
($ In millions, except percentages)	2017
Annualized operating income(1) ($72.3 multiplied by 4)	$289.2
Average shareholders’ equity, excluding net unrealized appreciation (depreciation) on investments, net of tax	$2,728.1
Operating return on equity (non-GAAP)	10.6%

(3)

Combined ratio, excluding catastrophes, is a non-GAAP measure, which is equal to the combined ratio, excluding catastrophe losses. This measure and measures excluding prior-year reserve development (“current accident-year” ratios) are used throughout this document. The combined ratio (which includes catastrophe losses and prior-year loss reserve development) is the most directly comparable GAAP measure. The following is a reconciliation of combined ratio, excluding catastrophes:

	Three months ended
	June 30, 2017
	Commercial Lines	Personal Lines	Total Domestic	Chaucer	Total

Total combined ratio	99.4%	91.8%	96.5%	91.0%	95.6%
Less: catastrophe ratio	7.2%	3.4%	5.7%	0.6%	4.8%
Combined ratio, excluding catastrophe losses	92.2%	88.4%	90.8%	90.4%	90.8%

	Three months ended
	June 30, 2016
	Commercial Lines	Personal Lines	Total Domestic	Chaucer	Total

Total combined ratio	98.9%	91.3%	96.0%	103.2%	97.3%
Less: catastrophe ratio	4.5%	3.1%	3.9%	6.7%	4.5%
Combined ratio, excluding catastrophe losses	94.4%	88.2%	92.1%	96.5%	92.8%

	Six months ended
	June 30, 2017
	Commercial Lines	Personal Lines	Total Domestic	Chaucer	Total

Total combined ratio	99.8%	96.7%	98.6%	92.2%	97.5%
Less: catastrophe ratio	6.7%	6.9%	6.8%	2.1%	6.0%
Combined ratio, excluding catastrophe losses	93.1%	89.8%	91.8%	90.1%	91.5%

	Six months ended
	June 30, 2016
	Commercial Lines	Personal Lines	Total Domestic	Chaucer	Total

Total combined ratio	99.0%	91.3%	96.1%	96.3%	96.2%
Less: catastrophe ratio	3.9%	3.2%	3.6%	3.4%	3.6%
Combined ratio, excluding catastrophe losses	95.1%	88.1%	92.5%	92.9%	92.6%

(4)	The following is a reconciliation of book value per share, excluding net unrealized gains on investments:
	Period Ended
	March 31	June 30
	2017	2017
Book value per share	$68.44	$70.18
Less: net unrealized gains on investments	4.82	5.31
Book value per share, excluding net unrealized gains on investments	$63.62	$64.87

(5)

Current accident year combined ratio, excluding catastrophe losses, is a non-GAAP measure, which is equal to the combined ratio, excluding prior-year reserve development and catastrophe losses. The combined ratio (which includes catastrophe losses and prior-year loss reserve development) is the most directly comparable GAAP measure. The following is a reconciliation of current accident year combined ratio:

Three months ended
June 30, 2017
	Commercial Lines	Personal Lines	Chaucer	Total
Total combined ratio	99.4%	91.8%	91.0%	95.6%
Less:
Prior-year reserve development ratio	-	-	(7.9)%	(1.3)%
Catastrophe ratio	7.2%	3.4%	0.6%	4.8%
Current accident year combined ratio, excluding catastrophe losses	92.2%	88.4%	98.3%	92.1%

June 30, 2016
Total combined ratio	98.9%	91.3%	103.2%	97.3%
Less:
Prior-year reserve development ratio	3.8%	0.2%	(4.0)%	1.3%
Catastrophe ratio	4.5%	3.1%	6.7%	4.5%
Current accident year combined ratio, excluding catastrophe losses	90.6%	88.0%	100.5%	91.5%

Six Months Ended
June 30, 2017
Total combined ratio	99.8%	96.7%	92.2%	97.5%
Less:
Prior-year reserve development ratio	-	-	(4.4)%	(0.7)%
Catastrophe ratio	6.7%	6.9%	2.1%	6.0%
Current accident year combined ratio, excluding catastrophe losses	93.1%	89.8%	94.5%	92.2%

June 30, 2016
Total combined ratio	99.0%	91.3%	96.3%	96.2%
Less:
Prior-year reserve development ratio	3.7%	-	(8.9)%	0.2%
Catastrophe ratio	3.9%	3.2%	3.4%	3.6%
Current accident year combined ratio, excluding catastrophe losses	91.4%	88.1%	101.8%	92.4%

(6)

Core Commercial business provides commercial property and casualty coverages to small and mid-sized businesses in the U.S., generally with annual premiums per policy up to $250,000, primarily through the commercial multiple peril, commercial auto and workers’ compensation lines of business, as reported on pages 8 and 9 of the Second Quarter 2017 Financial Supplement.

	Three months ended			Three months ended
	June 30, 2017			June 30, 2016
($ in millions)	Core Commercial	Other Commercial	Total	Core Commercial	Other Commercial	Total
Net premiums written	$340.8	$250.8	$591.6	$336.3	$243.6	$579.9
Net premiums earned	$347.4	$243.8	$591.2	$335.8	$238.9	$574.7

	Six months ended			Six months ended
	June 30, 2017			June 30, 2016
($ in millions)	Core Commercial	Other Commercial	Total	Core Commercial	Other Commercial	Total
Net premiums written	$716.0	$500.9	$1,216.9	$695.6	$488.6	$1,184.2
Net premiums earned	$695.4	$484.1	$1,179.5	$666.6	$479.5	$1,146.1
(7)	Here, and later in this document, the expense ratio is reduced by installment fee revenues for purposes of the ratio calculation.
(8)

The separate financial information of each operating segment is presented consistent with the way results are regularly evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Management evaluates the results of the aforementioned operating segments without consideration of interest expense on debt and on a pre-tax basis. Operating income (loss) is determined by adjusting net income for net realized investment gains and losses. These gains and losses are excluded because they are determined by interest rates, financial markets and the timing of sales. Also, operating income excludes net gains and losses on disposals of businesses, discontinued operations, gains and losses from the repayment of debt, restructuring costs, the cumulative effect of accounting changes and certain other items such as employee termination costs incurred in connection with the company’s expense initiative, as referenced in this press release.